Exhibit 1

To whom it may concern
December 18, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Resignation of Director
     The Company hereby announces that its board of directors today accepted the resignation of a director, as follows.
1.	Name of Resigning Director

Shinsuke Amiya, Vice Chairman of the Board & Executive Officer

2.	Date of Resignation

December 31, 2007

3.	Reason for Resignation

Personal reasons